Exhibit 99.1

SYNCHRONY FINANCIAL
MONTHLY CHARGE-OFF AND DELINQUENCY STATISTICS
AS OF AND FOR EACH OF THE THIRTEEN MONTHS ENDED
(unaudited, $ in billions)

The following table provides monthly charge-off and delinquency statistics as of and for each of the thirteen months ended December 31, 2021.
The year over year decrease in the over-30 day loan delinquencies as a percentage of period-end loan receivables (the “30+ delinquency rate”) at December 31, 2021 reflects the impact of improvements in customer payment behavior, partially offset by the effects of the reclassification of loan receivables related to the Gap Inc. and BP portfolios to loan receivables held for sale. Excluding the Gap and BP programs, the 30+ delinquency rate at December 31, 2021 was down approximately 60 basis points versus prior year. The year over year decrease in net charge-offs for the month ended December 31, 2021 also reflects the impact of improvements in customer payment behavior.

	Dec 31, 2021	Nov 30, 2021	Oct 31, 2021	Sep 30, 2021	Aug 31, 2021	Jul 31, 2021	Jun 30, 2021	May 31, 2021	Apr 30, 2021	Mar 31, 2021	Feb 28, 2021	Jan 31, 2021	Dec 31, 2020

Period-end loan receivables	$80.7	$79.6	$77.3	$76.4	$75.8	$78.8	$78.4	$77.7	$76.5	$76.9	$77.9	$79.2	$81.9
Loan receivables held for sale	$4.4	$3.8	$3.5	$3.5	$3.6	$—	$—	$—	$—	$—	$—	$—	$—
Average loan receivables, including held for sale	$84.3	$81.2	$79.8	$79.3	$78.6	$78.3	$77.6	$76.6	$76.3	$76.9	$78.4	$79.8	$81.2

30+ days past due as a % of period-end loan receivables	2.6%	2.6%	2.5%	2.4%	2.3%	2.1%	2.1%	2.2%	2.4%	2.8%	3.1%	3.2%	3.1%

Net charge-offs (annualized) as a % of average loan receivables, including held for sale(1)	2.6%	2.4%	2.1%	1.9%	2.5%	2.2%	3.2%	3.7%	3.8%	3.8%	4.1%	3.0%	3.1%
Recovery adjustment(2)	(0.2)%	0.1%	0.1%	—%	(0.1)%	—%	0.1%	—%	(0.1)%	—%	(0.1)%	0.1%	—%
Adjusted net charge-offs as a % of average loan receivables, including held for sale(3)	2.4%	2.5%	2.2%	1.9%	2.4%	2.2%	3.3%	3.7%	3.7%	3.8%	4.0%	3.1%	3.1%

(1) Charge-offs are executed on charge-off cycle dates which occur on various days during each calendar month. The number of different charge-off cycle dates in each month varies based on such factors as the calendar and the timing of billing cycles. As a result, the amount of charged-off loan receivables can vary between monthly periods with no corresponding change in the performance of the portfolio. The following table sets forth the number of different charge-off cycle dates for our consumer credit card loan receivables, which represent approximately 95% of total period end loan receivables at December 31, 2021, for the calendar months indicated.
	2020	2021	2022
January	28	28	28
February	26	28	28
March	30	29	28
April	28	27	26
May	28	28	30
June	28	29	28
July	28	25	28
August	28	30	29
September	29	28	27
October	25	28	28
November	30	28	29
December	28	28	25
(2) Represents adjustment to allocate recoveries, including debt sales, evenly across the three calendar months of each respective quarterly reporting period. The adjustments for periods other than for the last month of each calendar quarter incorporate estimated recoveries for the applicable full quarterly reporting period. Such estimates are subject to change within each applicable quarter and may differ from actual quarterly results.
(3) Adjusted net charge-offs represent a non-GAAP financial measure. Adjusted net charge-offs as a % of average loan receivables, including held for sale, represent the Company's net charge-off rate for each month including the 'recovery adjustment' defined above. We believe the presentation of this measure is useful to investors as it represents a monthly measure which is more indicative of both our quarterly and annual net charge-off rates.
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